Exhibit 2.2

[PORTIONS HEREIN IDENTIFIED BY [***] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.]

FIRST AMENDMENT
TO
AGREEMENT TO FORM JOINT VENTURE

THIS FIRST AMENDMENT TO AGREEMENT TO FORM JOINT VENTURE, dated as of June 6, 2012 (this “Amendment”), is entered into by and between THE TORO COMPANY, a Delaware corporation (“Toro”), and TCF INVENTORY FINANCE, INC., a Minnesota corporation (“TCFIF”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the JV Agreement (as hereinafter defined).

RECITALS

A.    Toro and TCFIF are parties to that certain Agreement to Form Joint Venture, made and entered into as of August 12, 2009 (the “JV Agreement”).

B.    The parties hereto have agreed to amend the JV Agreement as provided herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.    Amendments.

(a)    Changes to Definitions.

(i)     The following defined term is added to Section 1.1 of the JV Agreement so that it appears in alphabetical order:

“Additional Exclusivity Incentive Payment” is defined in Section 2.15(b).”

(ii)     The definitions of “Exclusivity Calculation” and “Exclusivity Incentive Payment” in Section 1.1 of the JV Agreement are revised to refer to Section 2.15(a) of the JV Agreement rather than Section 2.15.

(b)     Obligation to Finance Red Iron Acquisition of Receivables; Most Favored Customer Pricing. Section 2.7(c) of the JV Agreement is amended and restated in its entirety as follows:

“(c)    So that Toro and Toro Sub may make a fully informed decision as to whether to continue Red Iron beyond the initial term or any additional term, as applicable, contemplated by the LLC Agreement, upon the request of Toro and Toro Sub made not later than fifteen (15) months prior to the expiration of such term of Red Iron, TCFIF agrees to obtain, from TCF Bank no later than fourteen (14) months prior to the expiration of such term of Red Iron, a written notice indicating TCF Bank’s intent with respect to extension of the term of the Performance Assurance Agreement in conjunction with TCFIF’s willingness to extend the term of the Credit Agreement.”

(c)    Exclusivity. Section 2.8(b) of the JV Agreement is amended and restated in its entirety as follows:

“(b)    TCFIF covenants and agrees with Toro that, during the term of Red Iron, TCFIF will not and will not permit any Affiliate of TCFIF (other than TCFIF with respect to Red Iron) to provide financing, directly or indirectly, to any joint venture, partnership or other legal entity owned in part by TCFIF or an Affiliate of TCFIF for the purpose of operating a wholesale finance business within the United States or Canada to support the financing of Lawn and Garden Products at a non-default interest rate lower than the “TCFIF Interest Rate” (as such term is defined in the Credit Agreement).  TCFIF acknowledges and agrees that its agreement set forth in this Section 2.8(b) is a material inducement for Toro to enter into, and continue performing under, this Agreement.”

(d)    Additional Exclusivity Incentive Payment.

(i)     A new heading and introductory sentence is added to the beginning of Section 2.15 of the JV Agreement as follows:

“2.15    Exclusivity Incentive Payments. Exclusivity incentive payments shall consist of the following:”

(ii)     The language that previously appeared as Section 2.15 of the JV Agreement shall become Section 2.15(a) of the JV Agreement.

(iii)     The following is added as a new Section 2.15(b) of the JV Agreement:

“(b) Additional Exclusivity Incentive Payment. On June 6, 2012, TCFIF shall pay to Toro an Additional Exclusivity Incentive Payment (as defined herein). “Additional Exclusivity Incentive Payment” shall mean an amount equal to:

The product, rounded to the nearest thousand, of [***].

Such Additional Exclusivity Incentive Payment will be payable in consideration of the continued exclusive relationships among TCFIF, Toro and Red Iron, as described in Section 2.8 hereof, from which TCFIF will continue to derive substantial benefit. If Red Iron shall be dissolved prior to October 31, 2017 pursuant to Section 10.01(a) of the LLC Agreement (with respect to Toro) or pursuant to TCFIF Sub’s election pursuant to Sections 10.01(c), (d), (e), (i), or (j) of the LLC Agreement, then Toro shall remit to TCFIF an amount equal to the product of (i) the Additional Exclusivity Incentive Payment multiplied by (ii) a fraction, the numerator of which shall be the number of days from the date of dissolution through October 31, 2017, and the denominator of which shall be the total number of days from June 6, 2012 through October 31, 2017. The parties agree that the Additional Exclusivity Incentive Payment is between TCFIF and Toro and shall not be charged as an expense to Red Iron.”

2.    Affirmation of JV Agreement; Further References.  The parties hereto each acknowledge and affirm that the JV Agreement, as hereby amended, is hereby ratified and confirmed in all respects, and all terms, conditions and provisions of the JV Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect.  All references in any document or instrument to the JV Agreement (including references in the JV Agreement to the terms thereof) are hereby amended to refer to the JV Agreement as amended by this Amendment.

3.     Entire Agreement. This Amendment, on and after the date hereof, contains all of the understandings and agreements of whatsoever kind and nature existing among the parties hereto and their respective Affiliates with respect to this Amendment, the subject matter hereof, and the rights, interests, understandings, agreements and obligations of the parties hereto and their respective Affiliates pertaining to the subject matter hereof with the effect that this Amendment shall control with respect to the specific subjects hereof.

4.     Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

THE TORO COMPANY

By:	/s/ Thomas J. Larson
Name: Thomas J. Larson
Its: Vice President, Treasurer

TCF INVENTORY FINANCE, INC.

By:	/s/ Rosario A. Perrelli
Name: Rosario A Perrelli
Its: President and Chief Executive Officer

First Amendment to Agreement to Form Joint Venture